Exhibit 10.27

PLATFORM LEVEL PROGRAM:
FORM DOCUMENTATION, TPG AG

Annex A	Form of Certificate of Designation of Series of Partnership Interests
Annex B	Excerpt of Certain Provisions from the Limited Partnership Agreement of AG Advisors Participation Partners, L.P.

ANNEX A
FORM OF AG ADVISORS PARTICIPATION PARTNERS, L.P.
CERTIFICATE OF DESIGNATION OF SERIES OF
                 PARTNERSHIP INTERESTS
There is hereby established a Series of partnership interests under the Third Amended and Restated Limited Partnership Agreement of AG Advisors Participation Partners, L.P. having the following terms:

Series
Name of Relevant Fund(s)
Start Date
Vesting Schedule
Other Terms

AG Funds, L.P. as General Partner of the [Series]
Dated:	Name: Title:

ANNEX B
Excerpt of Certain Provisions from the
Limited Partnership Agreement of AG Advisors Participation Partners, L.P.
“Affiliate” of any Person means any other Person that directly or indirectly controls or is controlled by or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies or investment decisions of a Person, whether through the ownership of voting securities, by contract or otherwise.
“AG” means Angelo, Gordon & Co., L.P., a Delaware limited partnership.
“AG Affiliate” means any subsidiary or other Affiliate of AG.
“Breach of Covenant” means the breach, whether before or after a Limited Partner’s Termination Date, of either of the covenants set forth in Section 7.3 hereof.
“Carry Proceeds” means, as to any Series, the cash proceeds or other property received by the Partnership directly or indirectly from each Relevant Fund of the Series on account of the Fund Carried Interest, net of amounts charged or chargeable pursuant to Section 3.2(b) hereof. Carry Proceeds do not include amounts received by the Partnership with respect to any Relevant Fund in respect of tax liabilities of the Relevant Fund GP that exceed amounts otherwise distributable to the Relevant Fund GP on account of the Fund Carried Interest.
“Carry Profits” and “Carry Losses” have the meanings ascribed to such terms in the last paragraph of the definition of “Net Profits” and “Net Losses”.
“Cause” means, with respect to the termination of any Limited Partner:
(i)    such Limited Partner’s conviction of a crime in connection with any financial, business or commercial enterprise or transaction or any other felony;
(ii)    a final judgment or other finding by a U.S. federal or state court or U.S. federal or self-regulatory agency that such Limited Partner has committed an intentional or reckless violation of securities laws;
(iii)    any actions engaged in by such Limited Partner constituting a material violation of law, material dishonesty, bad faith, willful disregard of material duties, willful failure to follow lawful management directives or insubordination in connection with his or her services with respect to AG or any Affiliate;
(iv)    any act of willful misconduct committed by the Limited Partner directly or indirectly related to the Limited Partner’s employment or services with respect to AG or any Affiliate (as determined by the General Partner), including but not limited to misappropriation of funds, fraud, unlawful securities transactions or violation of the AG Compliance Manual;
(v)    any material violation of AG rules of conduct (other than the Compliance Manual) that is not cured within 30 days after written notice from AG demanding that such violation be cured; or

(vi)    any other similar misconduct that by the specific terms of any Relevant Fund in which the Limited Partner participates would entitle the investors to cause an early termination of the Fund or its investment period.
The existence of Cause shall be determined by AG in its good faith sole discretion.
“Competitive Activity” means, with respect to any Limited Partner, such Limited Partner (i) entering into the employ of or rendering any services to any person engaged in a Competitive Business (as defined below) or (ii) becoming associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity.
“Competitive Business” means any business, partnership, enterprise, association or activity that is engaged in or expected to engage in an alternative investment business or other business in which AG or any AG Affiliate is engaged or expected to engage at the time of such termination.
“Confidential Information” means all non-public information, whether or not created or maintained in written form, which constitutes, relates to, or refers to the AG or AG Affiliates or its or their business, including but not limited to any and all of the following: financial data, commercial data, trade secrets, strategic plans, business plans, product development information (or other proprietary product data), pricing plans, marketing plans, processes, inventions, devices, training manuals, computer programs, databases, client documents, client lists, client contact information, trading strategies, trading methods, risk management, analytical models, algorithms, and all other non- public, proprietary or confidential information of, concerning, or provided by or on behalf of AG, any AG Affiliate or any of their partners, employees, licensees, investors, or clients, including without limitation, any technical, economic, financial, trading, sales, production, marketing, or other information which is not public knowledge. All of the foregoing is merely illustrative and Confidential Information is not limited to those illustrations.
“Covered Person” means the General Partner, the Tax Matters Partner, each other Partner, each Retired Partner, each Designated Employee and any other officer or employee of the Partnership or the General Partner.
“Fund Carried Interest” means, as to any Series, the carried interest, performance allocation or incentive fees earned by any AG Affiliate with respect to each Relevant Fund in the Series (but excluding the carried interest, performance allocation or incentive fees in respect of the Relevant Fund GP’s share of net cash flow based on its own direct or indirect capital contributions with respect to any Relevant Fund).
“GP Clawback Contribution” means a capital contribution required of a Partner under Section 6.3 hereof to fund a GP Clawback Obligation.
“GP Clawback Obligation” means an obligation on the part of the Partnership or a Relevant Fund GP pursuant to the Relevant Fund Agreement to make a payment to the Relevant Fund or its investors in respect of a clawback of the related Fund Carried Interest and any obligation in respect of Unsatisfied Indemnity Costs.
“GP Clawback Repayment Amount” has the meaning set forth in Section 6.3(a) hereof.
“Interest” means the interest of a Partner in the Partnership and which may comprise interests in one or more Series.
“LP Clawback” has the meaning set forth in Section 6.4 hereof.

“LP Clawback Contribution” means a capital contribution required of a Partner under Section 6.4 hereof to fund a LP Clawback Obligation.
“LP Clawback Obligation” means an obligation on the part of the Partnership to recontribute distributions to a Relevant Fund pursuant to the Relevant Fund Agreement in connection with an LP Clawback.
“Points” means, with respect to any Partner and any Series, the points specified by the General Partner for such Partner with respect to such Series in accordance with Article V of this Agreement.
“Relevant Fund” means, as to any Series, the fund, funds, or other investment vehicles specified as the Relevant Fund(s) in the Series Designation, and, unless otherwise specified by the General Partner, shall include all investment vehicles that by their terms invest in parallel with, invest as co-investment vehicles to, or serve as an alternate investment vehicle for, any such fund, funds or other investment vehicle.
“Relevant Fund Agreement” means, as to any Relevant Fund, the definitive partnership or other agreements governing the Relevant Fund, as such agreement may be amended from time to time.
“Relevant Fund GP” means, as to any Relevant Fund, the general partner, manager or investment advisor of such Relevant Fund or Person performing an equivalent function, and which may include any AG Affiliate that participates in the Fund Carried Interest from the Relevant Fund.
“Restricted Period” means, with respect to any Limited Partner, the term of such Limited Partner’s employment with AG or any AG Affiliate and, in the event of the voluntary termination of such Limited Partner’s employment with AG or any AG Affiliate, the period from the applicable Termination Date until the date that is six months following the Termination Date.
“Termination Date” means, with respect to any Limited Partner that has become a Retired Partner, the date such Limited Partner became a Retired Partner.
“Vested Percentage” means, with respect to any Limited Partner’s Points, an amount (expressed as a percentage and not to exceed 100) equal to the portion of such Limited Partner’s total Points that have vested at such time, calculated in accordance with the related Series Designation.
“Vested Points” means, in the case of any Retired Partner, the total Points of such Partner that are vested in accordance with the principles of Section 5.2(b) hereof.
5.1    Allocation of Points
(a)There shall be established for each Series a pool of 100 points (“Points”) for allocation among the Partners, including the General Partner and the Special Limited Partner, as provided herein. Each Point will correspond to a percentage point share of the Fund Carried Interest attributable to the relevant Series. Subject to the provisions of this Section 5.1, the General Partner, in conjunction with the Group Head, if any has been designated with respect to the relevant Series, may allocate Points of any Series (including fractional Points) to any Partner or Person who becomes a Partner in connection with the establishment of a Series or from time to time thereafter, provided that at no time may the total number of Points of any Series allocated to all Partners exceed 100. The General Partner will allocate

Points to the General Partner and the Special Limited Partner as set forth on the books and records of the Partnership in connection with the establishment of such Series. The General Partner may also allocate Points to the Limited Partners, other than the Special Limited Partner, in connection with the establishment of such Series. After the establishment of a Series and the initial allocation of Points, the General Partner may at any time issue Points to a Limited Partner with such issuance reducing the Points of such Series held by the Special Limited Partner after the date of such issuance, but shall not reduce the Points of such Series held by any other Partner. The allocation of Points of any Series to a Limited Partner, other than the Special Limited Partner, will be made through a letter or other written communication to such Limited Partner indicating the number of Points of such Series that such Limited Partner has been awarded. The Special Limited Partner may transfer any Points of any Series (including fractional Points) which it has been allocated to any Partner or Person who becomes a Partner from time to time.
(b)The General Partner (i) may, in its discretion, reduce or dilute the Points allocated to the Special Limited Partner in order to issue Points to another Partner or Person who becomes a Partner and (ii) except as specifically provided in Section 5.2 below, shall have no discretion to reduce or dilute the Points allocated to any other Limited Partner. For the avoidance of doubt, the General Partner’s right to reduce or dilute the Points allocated to the Special Limited Partner shall not apply to any Points (including fractional Points) which the Special Limited Partner was initially allocated but subsequently transferred to an another Partner or Person who becomes a Partner pursuant to Section 5.1(a) above.
5.2Retirement; Vesting Principles
(a)Subject to the other provisions of this Section 5.2, any Limited Partner who becomes a Retired Partner shall continue to participate as a Limited Partner (with the right to participate in distributions and the obligation to make GP Clawback Contributions and LP Clawback Contributions pursuant to Article VI hereof).
(b)For purposes of determining allocations and distributions with respect to any Retired Partner, the Points of such Partner shall be reduced according to the following principles:
(i)Death or Permanent Disability. In the case of any Partner that has become a Retired Partner due to death or permanent disability, there shall be a reduction of such Retired Partner’s Points to no less than the product of such Retired Partner’s Points multiplied by the Vested Percentage.
(ii)Voluntary Termination Other Than Involving Cause, Breach of Covenant or Competitive Activity. In the case of any Retired Partner who has voluntarily terminated his or her service with AG or any of its Affiliates in circumstances other than involving Cause, Breach of Covenant or Competitive Activity, such Retired Partner’s Points shall be reduced to no less than the product of such Retired Partner’s Points multiplied by the Vested Percentage.
(iii)Involuntary Termination Other Than For Cause, Breach of Covenant or Competitive Activity. In the case of any Retired Partner whose service with AG or any of its Affiliates has been terminated by AG or any of its Affiliates involuntarily in circumstances other than involving Cause,

Breach of Covenant or Competitive Activity, such Retired Partner’s Points shall be reduced to no less than the product of such Retired Partner’s Points multiplied by the Vested Percentage.
(iv)Termination for Cause. In the case of any Retired Partner whose service with AG or any of its Affiliates has been terminated in circumstances involving Cause, such Retired Partner’s Vested Points shall be reduced to zero.
(v)Breach of Covenant. In the case of any Limited Partner that commits a Breach of Covenant, whether before or after becoming a Retired Partner, such Partner’s Vested Points shall be reduced to zero.
(vi)Competitive Activity. In the case of any Limited Partner that engages in a Competitive Activity during the Restricted Period (whether before or after becoming a Retired Partner), such Partner’s Vested Points shall be reduced to zero.
(c)Any unvested Points forfeited as a result of the retirement of any Limited Partner shall be reallocated to the Special Limited Partner. Any such Points shall be available for reallocation as determined by the General Partner. In the event that such forfeited Points are not reallocated to other Limited Partners at the time of receipt of any Carry Proceeds by the Partnership, the share of such Carry Proceeds related to the unallocated forfeited Points will be distributed to the Special Limited Partner.
(d)For purposes of this Section 5.2, Points of a Limited Partner with respect to each Series will vest on a periodic basis from the Start Date (provided the Limited Partner remains in service with AG or any AG Affiliate as of the relevant vesting date) according to the vesting schedule set forth in the related Series Designation. All Points will in any event be fully vested on the termination of the Relevant Fund.
(e)Upon (i) becoming a Retired Partner for Cause, (ii) the occurrence of a Breach of Covenant or (iii) a Limited Partner engaging in Competitive Activity (unless the General Partner shall have exercised its discretion to reduce such Partner’s Vested Points to a number greater than zero), a Partner shall cease to be allocated any items of Net Profit or Net Loss and shall cease to have the right to receive any distributions, but shall nevertheless be subject to the obligation to make GP Clawback Contributions and LP Clawback Contributions.
(f)Upon the Termination Date, unless otherwise specified by the General Partner, the Retired Partner shall automatically cease to have any authority or responsibility to act for the General Partner, any Relevant Fund GP, the Partnership, any Relevant Fund or any of their respective Affiliates, and shall be deemed to have resigned all positions as director or officer of any such Person and any entity that is the subject of an Investment or any Affiliate thereof.
(g)Nothing in this Agreement is intended to constitute an offer or agreement on the part of the General Partner or any Affiliate of the General Partner to any Limited Partner of any employment with or continuation of service with any such Person. Nothing in this Agreement shall obligate the General Partner or any Affiliate of the General Partner to exercise any power or discretion with respect to Retired Partners consistently, it being understood that each power or discretion conferred upon the General Partner with respect to Retired Partners shall be treated as having been so conferred as to each Retired Partner separately.
6.3Relevant Fund GP Clawback
(a)In the event of any GP Clawback Obligation on the part of the Partnership with respect to any Relevant Fund, each Limited Partner that has received any distributions from the Partnership on account of Carry Proceeds from the Relevant Fund shall make a GP Clawback Contribution in cash to the Partnership on demand of the General Partner upon no less than 10 Business Days’ notice in an amount (the “GP Clawback Repayment Amount”) equal to the lesser of (i) such Limited Partner’s pro rata share of such GP Clawback Obligation, based on the respective net cumulative Carry Proceeds distributed to each Partner and (ii) the cumulative Carry Proceeds so distributed to such Limited Partner, net of income taxes payable in respect of such amounts, based on the highest marginal rates applicable to an individual resident in New York City with respect to such income and net of any prior repayment under this Section 6.3 or Section 6.4 hereof. The amount repaid to the Partnership by a Limited Partner pursuant to this Section 6.3(a) shall be paid by the Partnership to the Relevant Fund GP.
(b)The General Partner undertakes to make a GP Clawback Contribution to the Partnership in such amount as may be required, together with the GP Clawback Contributions actually made by the Limited Partners, to satisfy the GP Clawback Obligation in full.
6.4Relevant Fund LP Clawback
In the event of any recontribution of distributions required of all investors in a Relevant Fund pursuant to the terms of a Relevant Fund Agreement (an “LP Clawback”), each Partner that has participated directly or indirectly in such distributions shall be required to participate in such required recontribution on a basis that the General Partner deems equitable, consistent with the intent of the relevant provisions of the Relevant Fund Agreement (i.e. pro rata to distributions of the relevant Fund Capital Contribution Proceeds and/or Carry Proceeds, as the case may be).
7.3    Covenants
Each Limited Partner undertakes:
(a)to maintain the confidentiality of all Confidential Information at all times, provided that the Limited Partner may disclose Confidential Information which has become generally available to the public other than as a result of a breach of this Agreement by the Limited Partner, as required in order to perform his obligations as an employee of AG or an AG Affiliate, or pursuant to an order of a court of competent jurisdiction or of a governmental agency, department or commission or otherwise as required by law or legal process;
(b)during the term of employment and the period of 24 months following termination of employment not to solicit employees of AG or any AG Affiliate away from employment with AG or any AG Affiliate, provided that general advertisements in newspapers and periodicals soliciting employees shall not be deemed solicitation of employees of AG or AG Affiliates if no professional (including analyst, trading and accounting) employee of AG or any AG Affiliate is in fact engaged directly or indirectly through such advertisements

(c)to (i) reasonably cooperate with the General Partner by providing any requested tax forms or other documentation that will enable the General Partner to cause the Partnership to comply with any tax law or undertaking by any tax authority including, without limitation, FATCA, and (ii) provide such information and/or documentation concerning itself and its direct beneficial owners, as and when requested by the Partnership, the General Partner or any of the Partnership’s other agents, as the Partnership or any of its agents, in its sole discretion, determines is necessary or advisable for the Partnership to comply with its obligations under FATCA;
(d)to indemnify and hold harmless the Partnership, the General Partner, any affiliate of the General Partner and any executor, heir, assign, successor or other legal representative of any of the foregoing Persons, from any and all withholding taxes, interest, penalties and other losses or liabilities suffered by any such Person on account of the Limited Partner’s failure to timely provide any requested information, documentation or waiver requested by the Partnership, the General Partner or any of the Partnership’s other agents for purposes of the Partnership’s compliance with its obligations under FATCA;
(e)to (i) provide the Partnership, the General Partner, and the Partnership’s other agents, from time to time in order to comply with the provisions of FATCA and avoid the imposition of U.S. federal withholding tax, with any information and/or documentation regarding the Limited Partner, which information and/or documentation (A) may include, but is not limited to, information and/or documentation relating to or concerning the Limited Partner, the Limited Partner’s direct beneficial owners, any such Person’s identity, residence (or jurisdiction of formation) and income tax status, and (B) shall be certified by the Limited Partner under penalties of perjury, and (ii) cooperate with the Partnership, the General Partner, and the Partnership’s other agents in connection with the disclosure of any such information and/or documentation to the Internal Revenue Service, other governmental agencies of the United States, or to any applicable jurisdiction under the terms of a relevant intergovernmental agreement (including any implementing legislation enacted as a result thereof) and to certain withholding agents; and
(f)to waive any provision of law of any non-U.S. jurisdiction that would, absent a waiver, prevent the Partnership’s compliance with FATCA including, without limitation, the Limited Partner’s provision of any requested information and/or documentation.
For the avoidance of doubt, the Limited Partner acknowledges that (i) the General Partner will determine in its sole discretion, whether and how to comply with FATCA, and any such determinations shall include, without limitation, an assessment of the possible burden to the Partners and the Partnership of timely collecting information and/or documentation, and (ii) the Limited Partners shall have no claim against the Partnership, the General Partner, any affiliate of the General Partner or any executor, heir, assign, successor or other legal representative of any of the foregoing Persons, for any damages or liabilities attributable to any FATCA compliance related determinations.
7.4Confidentiality of Partner Information
Each Limited Partner waives, and covenants not to assert, any claim or entitlement whatsoever to gain access to any information relating to any other Partner (including without limitation information relating to Points allocated to any other such Limited Partner).